Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Petrohawk Energy Corporation Registration Statement (Form S-8 ) pertaining to the KCS Energy, Inc. 2001 Employee and Directors Stock and KCS Energy, Inc. 2005 Employee and Directors Stock Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements of KCS Energy, Inc. and subsidiaries included in KCS Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, KCS Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KCS Energy, Inc. and subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 12, 2006